Exhibit 23 - Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Edison Brothers Stores, Inc. of our report dated March 14, 1997, included in the 1996 Annual Report to Stockholders of Edison Brothers Stores, Inc.

Our audits also included the financial statement schedule of Edison Brothers Stores, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in Registration Statements (Form S-8 Number 33-13297) pertaining to the Edison Brothers Stores, Inc. 1986 Stock Option Plan and (Form S-8 Number 33-54754) pertaining to the Edison Brothers Stores, Inc. 1992 Stock Option Plan and the related Prospectuses of our report dated March 14, 1997, with respect to the consolidated financial statements incorporated herein, by reference, and our report included in the preceding paragraph with respect to its financial statements and schedule included in the Annual Report (Form 10-K) of Edison Brothers Stores, Inc. for the year ended February 1, 1997.

St. Louis, Missouri
May 1, 1997


ERNST & YOUNG LLP